Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated March 2, 2016

Relating to Preliminary Prospectus Supplements dated March 1, 2016 to

Prospectus dated June 5, 2015

Registration No. 333-204761

We have filed a registration statement on Form S-3 (No. 333-204761), including a prospectus dated June 5, 2015 and a preliminary prospectus supplement dated March 1, 2016, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in the registration statement, the documents incorporated by reference and other documents we have filed with the SEC for more complete information about us and this offering. Investors should rely upon the prospectus and the preliminary prospectus supplement, and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents we have filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the underwriter participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement, if you request them by calling Morgan Stanley & Co. International plc toll-free at 1-866-718-1649.

Unless the context requires otherwise, the words “we” and “our” refer to China Biologic Products, Inc.

The following information updates the information contained in our preliminary prospectus supplement dated March 1, 2016. In the preliminary prospectus supplement, the selling stockholders identified therein proposed to offer 3,500,000 shares of our common stock. The number of shares of our common stock to be offered by such selling stockholders in the offering has increased to 3,870,000 shares of common stock, and such selling stockholders have also granted to the underwriter an option to purchase up to an additional 387,000 shares of common stock from them. This issuer free writing prospectus reflects the increase in the number of shares being offered and the option to purchase additional shares.

The Offering

Public offering price of common stock:	$110.00 per share.

Common stock offered by the selling stockholders:	3,870,000 shares (or 4,257,000 shares if the underwriter exercises its option to purchase additional shares in full).

Common stock outstanding immediately after this offering:	26,590,974 shares.

Option to purchase additional shares:	The selling stockholders have granted to the underwriter an option to purchase up to an additional 387,000 shares of common stock from it, at the agreed purchase price, within 30 days from the date of the final prospectus supplement to be filed with the SEC.

Use of proceeds:	We will not receive the proceeds of the sale of shares by the selling stockholders.

Trade date:	March 2, 2016.

Expected settlement date:	March 7, 2016.